EXHIBIT 10.38

LOAN AGREEMENT

Dated as of August 19, 2004

Between

HH FP PORTFOLIO HOLDING LLC,

as Borrower

and

JPMORGAN CHASE BANK,

as Lender

SCHEDULES

Schedule I	-	Properties - Release Amounts
Schedule II	-	Organizational Structure
Schedule III	-	Rent Roll
Schedule IV	-	Franchise Agreements
Schedule V	-	Management Agreements
Schedule VI	-	Subordination of Management Agreements

-iii-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of August 19, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, a New York banking corporation, having an address at 270 Park Avenue, New York, New York 10017 (“Lender”) HH FP PORTFOLIO HOLDING LLC, a Delaware limited liability company, having its principal place of business at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 (“Borrower”).

W I T N E S S E T H:

WHEREAS, JPMorgan Chase Bank, a New York banking corporation, having an address at 270 Park Avenue, New York, New York 10017, as mortgage lender (“Mortgage Lender”), is making a loan in the principal amount of $135,000,000.00 (the “Mortgage Loan”) to HH FP Portfolio LLC, a Delaware limited liability company (“Mortgage Borrower”) pursuant to that certain Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by that certain Promissory Note, dated as of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Note”), made by Mortgage Borrower to Mortgage Lender and secured by, among other things, those certain first priority mortgages and deed to secure debt dated as of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, collectively, the “Mortgage”) given by Mortgage Borrower and Operating Lessee (as hereinafter defined) in favor of Mortgage Lender pursuant to which Mortgage Borrower has granted Mortgage Lender a first priority mortgage on, among other things, the Properties (as such term is defined in the Mortgage Loan Agreement) and other collateral as more fully described in the Mortgage;

WHEREAS, Borrower is the legal and beneficial owner of one hundred percent (100%) of the sole equity membership interests in Mortgage Borrower (the “Pledged Mortgage Borrower Interests”) ;

WHEREAS, HHC TRS FP Portfolio Holding LLC, a Delaware limited liability company (“Operating Lessee Pledgor”), is the legal and beneficial owner of one hundred percent (100%) of the membership interests in Operating Lessee (collectively with the Pledged Mortgage Borrower Interests, the “Pledged Company Interests”);

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower and Operating Lessee Pledgor have entered into that certain Pledge Agreement and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Collateral (as defined in the Pledge Agreement) as collateral security for the Debt (as hereinafter defined); and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Adjusted Release Amount” shall mean, for each Individual Property, one hundred twenty-five percent (125%) of the applicable Release Amount for such Individual Property.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Loans” shall mean a loan made by Lender to an Affiliate of Borrower, Operating Lessee or any Guarantor.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for each of the Properties prepared by or on behalf of Borrower or Mortgage Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean a rate of ten and one hundred thirty-seven thousandths percent (10.137%) per annum.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Mortgage Borrower and Operating Lessee, collectively, as assignor, to Mortgage Lender, as assignee, assigning to Mortgage Lender all of Mortgage Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Mortgage Loan, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, with respect to each Individual Property, that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Mortgage Lender, Mortgage Borrower and the applicable Manager, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Flow Threshold” shall mean $14,876,448.00.

“Cash Flow Trigger Cure” shall mean Net Cash Flow for the Properties has been in excess of the Cash Flow Threshold for the Properties for three (3) consecutive months.

“Cash Flow Trigger Event” shall mean that the Net Cash Flow of the Properties for the preceding twelve (12) month period is less than the Cash Flow Threshold.

“Cash Flow Trigger Period” shall mean the period commencing on the occurrence of a Cash Flow Trigger Event and continuing until the occurrence of a Cash Flow Trigger Cure.

“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Mortgage Borrower, Operating Lessee, Borrower, Lender and Mortgage Lender, and acknowledged by the Crestline Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2 (b) hereof.

“Crestline Manager” shall mean Crestline Hotels & Resorts, Inc., a Delaware corporation.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and

(b) the denominator is the aggregate amount of principal and interest due and payable for such period on (i) the Note or, in the event a Defeasance Event has occurred, the Undefeased Note, and (ii) the Mezzanine Note.

“Decorative Changes” shall mean any alterations or change to the Improvements that are made primarily for decorative or cosmetic purposes (e.g. painting, wallpapering, carpeting, FF&E etc.) that: (a) will not have a Material Adverse Effect, and (b) do not affect or involve any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Applicable Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note or the Defeased Note, as applicable, the Yield Maintenance Premium and any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments.

“Defeasance Event” shall have the meaning set forth in the Mortgage Loan Agreement.

“Defeasance Lockout Date” shall mean the earlier to occur of (a) the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust or (b) August 19, 2008.

“Defeased Note” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials prepared by or on behalf of Lender, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Prepayment Treasury Rate when compounded semi-annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is engaged in the business of making or owning commercial real estate loans or operating commercial properties.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Report” shall mean, with respect to each Individual Property, that certain environmental report more particularly described on Schedule V attached to the Mortgage Loan Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Cash Flow Escrow Account” shall have the meaning set forth in Section 9.3 hereof.

“Excess Cash Flow Escrow Fund” shall have the meaning set forth in Section 9.3 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(i) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean the period from the Closing Date through December 31, 2004 and each twelve (12) month period thereafter commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Franchise Agreement” shall mean, with respect to each Individual Property, that certain franchise agreement more specifically identified on Schedule IV hereto, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, any Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean, with respect to each Individual Property, the franchisor with respect thereto, as the same is identified on Schedule IV hereto, or, if the context requires, a Qualified Franchisor.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor, Lender or any Individual Property.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, but excluding Rents from month-to-month tenants or tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower, Borrower, or Operating Lessee to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and any disbursements to Borrower or Operating Lessee from the Mortgage Loan Reserve Funds.

“Guarantor” shall mean Highland Hospitality L.P., a Delaware limited partnership.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean Borrower.

“Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of Borrower or any Affiliate of Borrower; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower; (c) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Mortgage Borrower and/or Operating Lessee and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Hogan & Hartson L.L.P. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“JPMorgan” shall mean JPMorgan Chase Bank and its successors in interest.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, including with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Mortgage Borrower, Operating Lessee, such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Mortgage Borrower, Operating Lessee, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, lis pendens, charge or transfer of, or any agreement to enter into or create, any of the foregoing, on or affecting Mortgage Borrower, Operating Lessee, the Collateral, the related Individual Property any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances. Notwithstanding the foregoing, any purchase and sale agreement or similar agreement or option to sell entered into or otherwise granted by Borrower with respect to all or any portion of any Individual Property shall not constitute a “Lien”

hereunder provided, that the consummation of the transactions contemplated under and such agreement or option is in accordance with the terms and conditions of this Agreement and the other Loan Documents.

“Liquidation Event” shall have the meaning set forth in Section 2.4.4 hereof.

“Liquor License Agreement” shall mean, with respect to each Individual Property listed on Schedule IX attached to the Mortgage Loan Agreement, that certain Beverage Services Management Agreement, dated as of the date hereof, between Operating Lessee, as owner, and the holder of the applicable liquor license, as licensee.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Subordination of Management Agreement, the Guaranty, the Cash Management Agreement and all other documents executed and/or delivered by or on behalf of Borrower, Operating Lessee or Guarantor in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1(a) hereof.

“Lockbox Agreement” shall mean, with respect to each Individual Property, that certain lockbox agreement, dated as of the Closing Date more specifically identified on Schedule VII attached hereto.

“Lockbox Bank” shall mean, collectively, those certain lockbox banks, which each establish, maintain and hold a Lockbox Account or any successor or permitted assigns thereof.

“Lockbox Event” shall mean (a) the occurrence and continuance of an Event of Default or (b) a Cash Flow Trigger Period.

“Management Agreement” shall mean, with respect to each Individual Property, the management agreement entered into by and between Operating Lessee and the applicable Manager, pursuant to which Manager is to provide management and other services with respect to the related Individual Property, as more particularly described on Schedule V hereto, or, if the context requires, any Replacement Management Agreement.

“Manager” shall mean, with respect to each Individual Property, the manager under the applicable Management Agreement or, if the context requires, any Qualified Manager who is managing any Individual Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean any action or occurrence which materially and adversely affects, or could reasonably be expected to materially and adversely affect (a) the use, operation or value of an Individual Property, (b) the business operations and/or the financial condition of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, or

Guarantor, (c) the ability of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, and/or Guarantor to perform its obligations under the Loan Documents, or (d) the validity or enforceability of any Loan Documents.

“Maturity Date” shall mean September 1, 2011, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $229,594.06.

“Mezzanine Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Borrower Company Agreement” shall mean the Limited Liability Company Operating Agreement of Mortgage Borrower, dated as of July 19, 2004, between Borrower, as sole equity member, and Mortgage Borrower.

“Mortgage Lender” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and assigns.

“Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Note, the Mortgage Loan Agreement, the Mortgage, the Assignment of Leases and Rents, the Cash Management Agreement, and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the Recitals to this Agreement.

“Net Cash Flow” shall mean, with respect to the Properties or any Individual Property for any period, the amount obtained by subtracting Operating Expenses and deposits made to the Replacement Reserve Fund and deposits made with any Manager for Replacements for such period from Gross Income from Operations for such period.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of any Individual Property made in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (d) in the case of a foreclosure sale, disposition or Transfer of any Individual Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (f) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, and (g) the amount of any prepayments required pursuant to the Mortgage Loan Documents, and/or the Loan Documents, in connection with any such Liquidation Event.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, including any Defeased Note and Undefeased Note, if any, that may exist from time to time.

“O&M Agreement” shall mean, with respect to each of the Properties located in Parsippany, New Jersey and Boston, Massachusetts, that certain Operations and Maintenance Agreement, dated as of the date hereof, between Mortgage Borrower, Operating Lessee and Mortgage Lender given in connection with the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by the president, any vice president or the treasurer of Borrower.

“Open Repayment Date” shall mean the Payment Date one month prior to the Maturity Date.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties or any Individual Property, as applicable, that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender and Mortgage Borrower, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Mortgage Loan Reserve Funds.

“Operating Lease” shall mean, with respect to each Individual Property, that certain Lease Agreement, dated as of the Closing Date, between Mortgage Borrower, as lessor, and Operating Lessee, as lessee.

“Operating Lessee” shall mean HHC TRS FP Portfolio LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Operating Lessee Pledgor” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Out Parcel” shall mean that certain portion of the Individual Property located in Hauppauge, New York, specified as “Release Parcel” on Schedule VIII attached to the Mortgage Loan Agreement.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.

“Permitted Encumbrances” shall mean collectively (a) the Liens and security interests created by the Loan Documents and the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) any Lien and security interest expressly permitted within the definition hereunder of “Special Purpose Entity”, (e) easements created in the ordinary course of business that do not have a Material Adverse Effect, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company reasonably satisfactory to Lender regarding the physical condition of such Individual Property, reasonably satisfactory in form and substance to Lender.

“PIP Requirements” shall mean, collectively, with respect to any Individual Property, the obligation of Mortgage Borrower and/or Operating Lessee to comply with any property improvement program that is mandated or otherwise required under any Management Agreement, Franchise Agreement or other applicable licensing agreement.

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Pledged Company Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Pledged Mortgage Borrower Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Pledgor” shall have the meaning set forth in the Pledge Agreement.

“Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Prepayment Treasury Rate” shall mean the Treasury Rate for the week ending prior to the applicable Payment Date for U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Repayment Date.

“Properties” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Mortgage Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, the Collateral, Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor and/or Manager.

“Qualified Franchisor” shall mean either (a) Franchisor; (b) Hyatt Corporation, Hilton Inns, Inc., Marriott International, Inc. (including Courtyard by Marriott, Residence Inn by Marriott and Renaissance), Westin Hotel Company, Sheraton Operating Corporation, Inter Continental, Ritz Carlton or Meridien, provided that there shall have been no material adverse change in such Person since the Closing Date; or (c) in the reasonable judgment of Lender, a reputable and experienced franchisor (which may be an Affiliate of Borrower) possessing, directly or through its Affiliates, experience in flagging hotel properties similar in size, scope, use and value as the Properties, provided, that Borrower shall have (i) obtained prior written confirmation from the applicable Rating Agencies that licensing of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (ii) if such Person is an Affiliate of Borrower, delivered to Lender an Additional Insolvency Opinion.

“Qualified Manager” shall mean either (a) Manager; (b) Westin Hotel Company, Sheraton Operating Corporation, Marriott International, Inc. (including Courtyard by Marriott, Residence Inn by Marriott and Renaissance), Hilton Inns, Inc., Starwood Worldwide Resorts Inc., Inter Continental, Ritz Carlton, or Meridien, provided that there shall have been no material adverse change in such Person since the Closing Date; or (c) in the reasonable judgment of Lender, a reputable management organization (which may be an Affiliate of Borrower) having at least five (5) years’ experience in the management of hotels with similar uses as the Properties, and in the jurisdictions in which the Properties are located, which (x) at the time of its engagement and has, for at least five (5) years prior to its engagement as property manager, managed at least five (5) properties of the same property type as the Properties, and (y) is not the subject of a bankruptcy or similar insolvency proceeding, provided, that Borrower shall have (i) obtained prior written confirmation from the applicable Rating Agencies that management of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (ii) is such Person is an Affiliate of Borrower, delivered to Lender an Additional Insolvency Opinion.

“Qualified Transferee” shall mean any one of the following Persons:

(a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements;

(b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements;

(c) an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements;

(d) any entity Controlled by any of the entities described in clauses (a), (b) or (c) above; or

(e) an investment fund, limited liability company, limited partnership or general partnership where a fund manager or an entity that is otherwise a Qualified Transferee under clauses (a), (b), (c) or (d) of this definition acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a), (b), (c) or (c) of this definition.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule I hereto.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, installment payments and other payments made under arrangements now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgage Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Franchise Agreement” shall mean either (a) a franchise agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement or such Qualified Franchisor’s then existing form, provided that such existing form is reasonably acceptable to Lender, or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (b), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such franchise, trademark and license agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof, and provided further that Lender shall not unreasonably delay its response to any such requests.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof, and provided further that Lender shall not unreasonably delay its response to any such requests; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repairs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Excess Cash Flow Escrow Fund, and any other escrow fund established pursuant to the Mortgage Loan Documents or in accordance with Article VII hereof.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Mortgage Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, any Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager (other than a natural person), direct or indirect legal or beneficial owner of, Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, any Guarantor, any Affiliated Manager or any non-member manager. Restricted Parties shall not include (i) Highland Hospitality Corporation or any of its shareholders, (ii) the Independent Directors or Independent Members or (iii) the limited partners of Guarantor that are not Affiliates of Guarantor.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.

“Servicer” shall have the meaning set forth in Section 9.7 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.7 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times since its formation and after the date hereof:

(a) is organized solely for the purpose of (i) owning, holding, selling, transferring, exchanging, managing and operating the Collateral, entering into this Agreement with the Lender, refinancing the Collateral in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of the limited partnership that owns the Collateral or managing member of the limited liability company that owns the Collateral;

(b) is not engaged and will not engage in any business unrelated to (i) the ownership of the Collateral, (ii) acting as general partner of the limited partnership that owns the Collateral or (iii) acting as a managing member of the limited liability company that owns the Collateral, as applicable;

(c) does not have and will not have any assets other than those related to the Collateral or its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Collateral or acts as the general partner or managing member thereof, as applicable;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company with more than one (1) equity member, has at least one (1) member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) if such entity is a limited liability company with only one (1) equity member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, or (ii) at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two (2) Independent Managers shall have voted in favor of such action;

(i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of Borrower (as applicable) in violation of the Loan Documents; (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of two (2) Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is a tax disregarded entity;

(m) has maintained and will maintain its own records, books, resolutions and agreements as official records;

(n) other than as provided in the Cash Management Agreement (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as Borrower requires that the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) has and will have no Indebtedness other than (i) the Loan, (ii) trade payables incurred in the ordinary course of business relating to the ownership and operation of the Collateral and the routine administration of Borrower, in amounts not to exceed two percent (2%) of the principal balance of the Loan, which trade payables are not more than sixty (60) days past the date incurred (unless being contested in good faith in accordance with the terms of the Loan Documents), are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement or expressly required pursuant to the Loan Documents;

(u) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v) has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and will not pledge its assets to secure the obligations of any other Person other than as expressly required under the Loan Documents;

(z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as Borrower requires that the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (ii) in connection with this Agreement;

(ee) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, except as provided in its organizational documents;

(ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg) except as contemplated under the Loan Documents does not and will not have any of its obligations guaranteed by any Affiliate; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“State” shall mean the State or Commonwealth in which such Individual Property or any part thereof is located.

“Static Cash Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Subordination of Management Agreement” shall mean, with respect to each Management Agreement, that certain subordination of management agreement more specifically identified on Schedule VI attached hereto, each dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(f) hereof.

“Treasury Rate” shall mean, as of the Open Repayment Date, the yield, calculated by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of noncallable United State Treasury obligations with terms (one longer and one shorter) most nearly approximately the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or, in the absence thereof, other recognized source of financial market information selected by Lender.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“UCC Title Insurance Policy” shall have the meaning set forth in Section 3.13(b) hereof.

“Undefeased Note” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note or the principal amount of a Defeased Note, as applicable, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) make an equity contribution to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (c) retain the balance, if any.

Section 2.2. Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3. Loan Payment.

2.3.1 Scheduled Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to but not including the first Payment Date following the Closing Date (unless such Closing Date is the first (1st) day of the month, in which case no such interest only payment shall be due), and (b) on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal. The principal portion of the Monthly Debt Service Payment Amount required hereunder is based upon a twenty-five (25) year amortization schedule.

2.3.2 Payments Generally. The first interest accrual period hereunder shall commence on and include the Closing Date and end on August 31, 2004. Each interest accrual period thereafter shall commence on the first (1st) day of each calendar month during the term of the Loan and shall end on and include the last day of such calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4. Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. On the Open Repayment Date, or on any Payment Date thereafter, Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole but not in part without payment of the Yield Maintenance Premium.

2.4.2 Mandatory Prepayments. If any Individual Property or Mortgage Borrower’s interests therein or Borrower’s interests in Mortgage Borrower or Operating Lessee Pledgor’s interests in Operating Lessee are sold, transferred or otherwise disposed of, voluntarily or involuntarily, other than in accordance with the terms of this Agreement or if the Mortgage Loan is repaid in full, then Borrower shall be required to pay the Loan in full and otherwise in accordance with Section 2.4.1 hereof plus payment of the Yield Maintenance Premium if such payment occurs prior to the Open Repayment Date.

2.4.3 Prepayments After Default. If following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the greater of (i) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied, and (ii) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be prepaid or satisfied. During the continuance of an Event of Default, any prepayment shall be applied to payments of principal of the Loan and other amounts due under the Loan Documents in such order and priority as Lender may determine in its sole discretion.

2.4.4 Liquidation Events. (a) In the event of (i) any Casualty to all or any portion of the Properties, (ii) any Condemnation of all or any portion of the Properties, (iii) a Transfer of any Individual Property in connection with realization thereon following a Mortgage Loan Default, including without limitation a foreclosure sale, or (iv) any refinancing of any Individual Property or the Mortgage Loan (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be paid directly to Lender. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. Any prepayment received by Lender pursuant to this Section 2.4.4(a) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Other than following an Event of Default, no Yield Maintenance Premium or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4(a).

(b) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of an Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Properties, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.(b) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Properties set forth in this Agreement, the other Loan Documents and the Mortgage Loan Documents.

Section 2.5. Release of Obligations Pursuant to a Defeasance.

2.5.1 (a) In connection with a Defeasance Event under the Mortgage Loan Agreement, provided no Event of Default shall then exist and so long as the Defeasance Lockout Date has occurred, Borrower shall have the right at any time prior to the date voluntary prepayments are permitted under Section 2.4.1 hereof (i) in connection with a Defeasance Event affecting a portion of the Mortgage Loan, to obtain the release of Borrower’s obligations under the Loan Documents (other than those expressly stated to survive) with respect to the Individual Property or Properties that are the subject of the Defeasance Event and (ii) in connection with a Defeasance Event affecting all of the Mortgage Loan, to obtain the release of the Lien of the Pledge Agreement (the events described in clauses (i) and (ii) above, collectively, a “Mezzanine Defeasance Event”), by and upon satisfaction of the following conditions:

(i) Mortgage Borrower shall have satisfied all of the conditions to the proposed defeasance set forth in the Mortgage Loan Agreement;

(ii) Borrower shall provide not less than thirty (30) days’ prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Mezzanine Defeasance Event is to occur and the principal amount of the Loan to be paid;

(iii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date;

(iv) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Pledge Agreement and the other Loan Documents;

(v) In the event only a portion of the Loan is the subject of the Mezzanine Defeasance Event, Borrower shall cause Lender to prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the defeased portion of the original Note and a maturity date equal to Maturity Date (the “Defeased Note”) and the other note having a principal balance equal to the undefeased portion of the Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall otherwise have terms identical to the Note, except that a Defeased Note cannot be the subject of any further Mezzanine Defeasance Event;

(vi) The principal balance of the Defeased Note shall equal or exceed the Adjusted Release Amount for the applicable Individual Property; provided, however, if the undefeased portion of the Loan at the time a release is requested is less than the Adjusted Release Amount, the Defeased Note shall equal the remaining undefeased portion of the Loan at the time of release;

(vii) Borrower shall deliver an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note or Defeased Note (as applicable) to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower;

(viii) Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(ix) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(x) Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii) Borrower shall pay all costs and expenses of Lender incurred in connection with the Mezzanine Defeasance Event, including reasonable attorneys’ fees and expenses incurred in connection with the Mezzanine Defeasance Event and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance.

(b) In connection with each Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, in the case of a Defeasance Event for the entire outstanding principal balance of the Loan, or the Defeased Note, in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Loan, as applicable, and in amounts equal to the scheduled payments due on such Payment Dates under this Agreement and the Note or the Defeased Note, as applicable (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such dates) and assuming such Note or Defeased Note is prepaid in full on the Open Repayment Date (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Lender and applied to satisfy the obligations of Borrower under this Agreement and the Note or the Defeased Note, as applicable. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2 Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3 Successor Borrower. In connection with any Defeasance Event, Borrower may at its option establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity with one (1) Independent Director or Independent Member, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note, as applicable, in accordance with this Section 2.5.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses, incurred in connection therewith.

Section 2.6. Release of Borrower’s Obligations or Collateral. Except as set forth in this Section 2.6, no repayment, prepayment, or defeasance of the Note shall cause, give rise to a right to require, or otherwise result in, the release or assignment of any of Borrower’s obligations under the Loan Agreement or the Lien of the Pledge Agreement on the Collateral.

2.6.1 Release of Borrower’s Obligations. If Borrower has elected to pay a portion of the Loan pursuant to a Mezzanine Defeasance Event and the requirements of Section 2.5 and this Section 2.6 have been satisfied, Borrower’s obligations under the Loan Documents (other than those expressly stated to survive) with respect to the Individual Property that is the subject of the Defeasance Event under the Mortgage Loan Agreement shall be released.

2.6.2 Release of Lien of Pledge Agreement.

(a) If Borrower has elected to pay all of the Loan pursuant to a Mezzanine Defeasance Event and the requirements of Section 2.5 and this Section 2.6 have been satisfied, the Collateral shall be released from the Lien of the Pledge Agreement and, at Borrower’s request, Lender shall terminate the Environmental Indemnity, the Guaranty and the other Loan Documents requested by Borrower to the same extent as if the Loan was paid in full.

(b) In connection with the release of the Lien of the Pledge Agreement, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form satisfactory to a prudent lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.6.3 Release of Out Parcel. At any time after the date hereof, provided no Event of Default exists, Borrower may permit Mortgage Borrower to transfer and obtain a release of the Out Parcel from the Lien of the applicable Security Instrument; provided all conditions set forth in the Mortgage Loan Agreement have been met or satisfied (or otherwise waived) in the discretion of the Mortgage Lender in accordance with the terms and provisions of the Mortgage Loan Agreement.

Section 2.7. Cash Management.

2.7.1 Lockbox Account. (a) Borrower shall cause Mortgage Borrower to establish and maintain with respect to each Individual Property a segregated Eligible Account (collectively, the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender pursuant and in accordance with the Mortgage Loan Documents.

(b) Borrower shall cause Mortgage Borrower, Operating Lessee or Manager, as applicable, to (i) deliver irrevocable written instructions to (i) all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account, and (ii) each of the credit card companies or credit card clearing banks with which Mortgage Borrower, Operating Lessee or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Properties directly to the Lockbox Account. Borrower shall cause Mortgage Borrower, Operating Lessee or Manager, as applicable, to deposit all amounts received by Mortgage Borrower, Operating Lessee or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt.

(c) Pursuant to the terms of the Lockbox Agreement Borrower shall, or shall cause Mortgage Borrower to cause Operating Lessee to, obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan upon notice from Mortgage Lender that a Lockbox Event has occurred. Provided that no Lockbox Event has occurred and is continuing, all funds on deposit in the Lockbox Account shall be disbursed to the account or accounts designated by Mortgage Borrower to Lockbox Bank in accordance with the related Lockbox Agreement.

2.7.2 Cash Management Account. (a) Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Cash Management Account”) pursuant to the Mortgage Loan Documents to be held by Servicer in trust for the benefit of Mortgage Lender, which Cash Management Account shall be under the sole dominion and control of Mortgage Lender. In the event that Mortgage Borrower fails to establish or maintain the Cash Management Account pursuant to the Mortgage Loan Documents, Borrower shall enter into a Mezzanine Cash Management Agreement with Lender in form substantially similar to the Cash Management Agreement. If Mortgage Lender waives any Cash Management Account required in accordance with the terms of the Mortgage Loan Agreement, or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and the Cash Management Account that is required hereunder is not required under the new mortgage loan, if any, then Borrower shall cause any amounts that would have been deposited into the Cash Management Account in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Lender.

(b) Provided that no Lockbox Event is occurring, Borrower shall pay to Lender on each Payment Date all amounts so required pursuant to the Loan Documents. On each Payment Date during the occurrence of a Lockbox Event (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day), all funds on deposit in the Cash Management Account that are due to Lender shall be paid to Lender.

(c) Notwithstanding anything contained herein to the contrary, all funds remitted to Lender in accordance with the Cash Management Agreement following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

III. CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Pledge Agreement. Lender shall have received from Borrower and Operating Lessee Pledgor fully executed and acknowledged counterparts of the Pledge Agreement and delivery of the Pledged Company Interests, the UCC Financing Statements, and

such other documents required pursuant to the Pledge Agreement, in the reasonable judgment of Lender, so as to effectively create valid and enforceable Liens upon the Collateral, of the requisite priority, in favor of Lender, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received a UCC Title Insurance Policy (the “UCC Title Insurance Policy”) issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements reasonably acceptable to Lender. Such UCC Title Insurance Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Pledge Agreement creates a valid lien on the Collateral encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The UCC Title Insurance Policy shall be assignable to the extent permitted under applicable law. Lender also shall have received evidence that all premiums in respect of such UCC Title Insurance Policy have been paid.

(c) Mortgage Loan Documents. The Mortgage Loan Documents shall have been duly authorized, executed and delivered by all parties thereto, the Mortgage Loan shall have been contemporaneously funded and Lender shall have received and approved certified copies thereof. All of the conditions precedent set forth in Article III of the Mortgage Loan Agreement shall have been satisfied and the Mortgage Loan shall have closed and been fully advanced in accordance therewith.

(d) Encumbrances. Borrower and Operating Lessee Pledgor shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date on the Collateral and with respect to the Pledge Agreement, and Lender shall have received satisfactory evidence thereof.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower, Mortgage Borrower, Operating Lessee and Operating Lessee Pledgor and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and Mortgage Loan, as applicable, and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel (a) with respect to non-consolidation as set forth in the Insolvency Opinion, (b) with respect to priority and perfection of the Collateral and (c) with respect to the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

3.1.7 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.8 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.9 Transaction Costs. Borrower shall have paid or reimbursed Lender for all UCC Title Insurance Policy premiums, recording and filing fees, costs of the Environmental Reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan to the extent such costs and expenses relating to third party costs have not already been paid or reimbursed by Mortgage Borrower to Mortgage Lender.

3.1.10 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor, the Collateral or the Properties since the date of the most recent financial statements delivered to Lender. The income and expenses of the Properties, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. None of Borrower, Mortgage Borrower, Principal, Operating Lessee, Operating Lessee Pledgor or Guarantor shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.11 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

4.1.1 Organization. Borrower and Operating Lessee Pledgor have been duly organized and are validly existing and in good standing with requisite power and authority to own their properties and to transact the businesses in which each is now engaged. Borrower and Operating Lessee Pledgor are duly qualified to do business and are in good standing in each jurisdiction where each is required to be so qualified in connection with its properties, businesses and operations. Borrower and Operating Lessee Pledgor possess all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle each to own its properties and to transact the businesses in which each is now engaged, the sole business of Borrower is the ownership, management and operation of Mortgage Borrower and the sole business of Operating Lessee Pledgor is the ownership, management, and operation of Operating Lessee. The ownership interests of Borrower, Operating Lessee and Pledgor are as set forth on the organizational chart attached hereto as Schedule II.

4.1.2 Proceedings. Each of Borrower and Operating Lessee Pledgor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of each of Borrower and Operating Lessee Pledgor, as applicable, and constitute legal, valid and binding obligations of Borrower and Operating Lessee Pledgor, as applicable, enforceable against Borrower and Operating Lessee Pledgor, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Operating Lessee Pledgor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Operating Lessee Pledgor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower or Operating Lessee Pledgor is a party or by which any of Borrower’s or Operating Lessee Pledgor’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Operating Lessee Pledgor or any of Borrower’s or Operating Lessee Pledgor’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower and Operating Lessee Pledgor of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to their respective knowledge, threatened against or affecting Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor or any Individual Property, would have a Material Adverse Effect.

4.1.5 Agreements. Neither Borrower nor Operating Lessee Pledgor is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, the Collateral or any Individual Property, or Borrower’s, Mortgage Borrower’s, Operating Lessee’s or Operating Lessee Pledgor’s business, properties or assets, operations or condition, financial or otherwise. None of Borrower, Mortgage Borrower, Operating Lessee, or Operating Lessee Pledgor is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, the Collateral or any of the Properties are bound. None of Borrower, Mortgage Borrower Operating Lessee, or Operating Lessee Pledgor has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, Mortgage Borrower, Operating Lessee, or Operating Lessee Pledgor is a party or by which Borrower, Mortgage Borrower, Operating Lessee, or Operating Lessee Pledgor, the Properties or the Collateral is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents and the Mortgage Loan Documents, as applicable, and any Operating Lease, or (c) any obligation expressly permitted under this Agreement.

4.1.6 Title. The Pledgor under the Pledge Agreement is the record and beneficial owner of, and Borrower and Operating Lessee Pledgor have good, marketable title to, the Collateral, free and clear of all Liens whatsoever except the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral, will create a valid lien on, and security interest in and to, the Collateral, all in accordance with the terms thereof. To the best of Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Mortgage Loan Documents.

4.1.7 Solvency. Borrower and Operating Lessee Pledgor have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents, as applicable, with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their respective obligations under such Loan Documents. The fair saleable value of Borrower’s, Mortgage Borrower’s, Operating Lessee’s and Operating Lessee Pledgor’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s, Mortgage Borrower’s, Operating Lessee’s and Operating Lessee Pledgor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each of Borrower’s, Mortgage Borrower’s, Operating Lessee’s and Operating Lessee Pledgor’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s, Mortgage Borrower’s, Operating Lessee’s and Operating Lessee Pledgor’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each of Borrower’s, Mortgage Borrower’s, Operating Lessee’s and Operating Lessee Pledgor’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. None of Borrower, Mortgage Borrower, Operating Lessee or Operating Lessee Pledgor intends to, nor believes that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower, Mortgage Borrower, Operating Lessee and Operating Lessee

Pledgor and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, or Guarantor, and none of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, or Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Mortgage Borrower, Operating Lessee Operating Lessee Pledgor, or Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s, Mortgage Borrower’s, Operating Lessee’s, or Operating Lessee Pledgor’s assets or properties, and none of Borrower, Mortgage Borrower, Operating Lessee, or Operating Lessee Pledgor has any knowledge of any Person contemplating the filing of any such petition against it or Guarantor.

4.1.8 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or Operating Lessee Pledgor which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor, the Collateral, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Neither Borrower nor Operating Lessee Pledgor is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or Operating Lessee Pledgor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) neither Borrower nor Operating Lessee Pledgor is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or Operating Lessee Pledgor are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10 Compliance. Each of Borrower, Operating Lessee Pledgor and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Neither Borrower nor Operating Lessee Pledgor is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except where a failure to comply will not have a Material Adverse Effect. There has not been committed by Borrower or Operating Lessee Pledgor any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, the Collateral, or the Properties in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Properties and the Collateral in all material respects as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein and except for an intercompany transaction shown on the income statements for the Individual Property located in Hauppauge, New York as previously disclosed to Lender. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Materially Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Mortgage Borrower, Borrower, Operating Lessee or Operating Lessee Pledgor from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Neither Borrower nor Operating Lessee Pledgor is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Principal, Operating Lessee Pledgor or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Principal, Operating Lessee, Operating Lessee Pledgor or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18 No Prior Assignment. To the best of Borrower’s knowledge, there are no prior assignments of the Leases, the Operating Lease or any portion of the Rents due and payable or to become due and payable which are presently outstanding. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.19 Insurance. Borrower has obtained and has delivered to Lender certificates evidencing all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims, which if determined adversely to Borrower are reasonably likely to have a Material Adverse Effect, have been made under any such Policies, and no Person, including Borrower, Mortgage Borrower, Operating Lessee or Operating Lessee Pledgor has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.20 Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

4.1.21 Equity Contribution. Guarantor has made or caused to be made a contribution of cash equity to Mortgage Borrower in an amount equal to no less than Sixty-Seven Million Dollars ($67,000,000), which amount shall not be distributed to any constituent Person of Mortgage Borrower.

4.1.22 No Contractual Obligations. Other than the Loan Documents, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations that would have a Material Adverse Effect.

4.1.23 Affiliates. Effective as of the consummation of the transactions contemplated by this Agreement, the sole equity member of Borrower is Guarantor, which owns one hundred percent (100%) of the membership interests in Borrower.

4.1.24 Intentionally Omitted.Intentionally Omitted.

4.1.26 Leases. The Properties are not subject to any Leases in excess of three thousand (3,000) square feet other than (a) the Leases described in Schedule III attached hereto and made a part hereof, and (b) the Operating Leases. Mortgage Borrower is the owner and lessor of landlord’s interest in the Operating Leases and Operating Lessee is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. To the best of Borrower’s knowledge, no Rent has been paid more than one (1) month in advance of its due date. To the best of Borrower’s knowledge, all work to be performed by Mortgage Borrower or Operating Lessee under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower or Operating Lessee to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. To the best of Borrower’s knowledge, no tenant listed on Schedule III has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. To the best of Borrower’s knowledge, no tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Intentionally Omitted.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower and Operating Lessee Pledgor are each organized under the laws of the State of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to Borrower have been paid. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid, and, under current Legal Requirements, the Loan Documents are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) Mortgage Borrower is, shall be and shall continue to be a Special Purpose Entity, (iv) Operating Lessee is, shall be and shall continue to be a Special Purpose Entity; and Operating Lessee Pledgor is, shall be and shall continue to be a Special Purpose Entity; provided, however, that Lender agrees that, in the event that Borrower, Mortgage Borrower, Operating Lessee, or Operating Lessee Pledgor fails to maintain an Independent Director or an Independent Manager solely as a result of the failure of Corporation Services Company or other similar service organization to appoint and maintain an independent director or independent manager who complies with the definition of “Independent Director” or “Independent Manager” contained herein, Mortgage Borrower, Borrower, Operating Lessee, or Operating Lessee Pledgor shall have thirty (30) days (or such shorter period of time which is necessary to ensure that an “Independent Director” or “Independent Manager” is available to vote on any matter required by the Loan Documents or the relevant entity’s organizational documents) from the date that Mortgage Borrower, Borrower, Operating Lessee, or Operating Lessee Pledgor becomes aware of such failure to replace such independent director or independent manager with an independent director or independent manager who complies with the definition of “Independent Director” or “Independent Manager” contained herein and such failure shall not constitute an Event of Default herein unless Mortgage Borrower, Borrower, Operating Lessee, or Operating Lessee Pledgor fails to consummate such replacement within such thirty (30) day period.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion with respect to the Restricted Parties, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with, and Mortgage Borrower, Operating Lessee and Operating Lessee Pledgor have complied and Borrower will cause Mortgage Borrower, Operating Lessee, and Operating Lessee Pledgor to comply with, all of the assumptions made with respect to Borrower, Mortgage Borrower, Operating Lessee, and Operating Lessee Pledgor in the Insolvency Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to Borrower, Mortgage Borrower, Operating Lessee, and Operating Lessee Pledgor in any Additional Insolvency Opinion. Each entity other than Borrower, Mortgage Borrower, Operating Lessee or Operating Lessee Pledgor which is a Restricted Party with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.31 Management Agreement. Each Management Agreement is in full force and effect and (a) to the knowledge of Borrower, there is no default thereunder by Manager and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder, and (b) there is no default by Operating Lessee thereunder and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Operating Lessee thereunder.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, reports, certificates and other documents submitted by or on behalf of Borrower in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Neither Borrower nor Operating Lessee Pledgor is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor constitute property of, or are beneficially owned, directly or, to their respective knowledge, indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

(a) Intentionally Omitted.

4.1.36 Franchise Agreement. Each Franchise Agreement is in full force and effect and (a) to the knowledge of Borrower, there is no default thereunder by Franchisor and no event that, with the passage of time and/or the giving of notice would constitute a default by Franchisor thereunder, and (b) there is no default thereunder by Operating Lessee and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default by Operating Lessee thereunder.

4.1.37 Operating Lease. The Operating Lease is in full force and effect and there is no material default, breach or violation existing thereunder by Mortgage Borrower or Operating Lessee and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. The terms and provisions of the Operating Lease, are subordinate to this Agreement and the Pledge Agreement. Neither the execution and delivery of the Loan Documents, Borrower’s or Mortgage Borrower’s performance thereunder, nor the exercise of any remedies by Lender, will adversely affect Mortgage Borrower’s rights under the Operating Lease.

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to Borrower, Operating Lessee Pledgor and the Collateral. There shall never be committed by Borrower or Operating Lessee Pledgor and Borrower any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall cause Mortgage Borrower to cause Operating Lessee to at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower shall cause Mortgage Borrower to cause Operating Lessee to keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall cause Mortgage Borrower to cause Operating Lessee to operate any Individual Property that is the subject of an O&M Agreement in accordance with the terms and provisions thereof in all material respects. After prior notice to Lender, Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Mortgage Borrower, Operating Lessee Pledgor, Operating Lessee or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Mortgage Borrower or Operating Lessee is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which such entities are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Mortgage Borrower, Operating Lessee Pledgor, Operating Lessee and any Individual Property; and

(vii) Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee shall furnish such security as reasonably may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay or shall cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver or cause to be delivered to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish or cause to be furnished to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to the Mortgage Loan Agreement hereof. Borrower shall not suffer and shall not permit Mortgage Borrower to suffer, and shall promptly cause Mortgage Borrower to promptly cause to be paid and discharged (or bonded in a manner reasonably acceptable to Lender) any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior notice to Lender, Borrower or Mortgage Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower or Mortgage Borrower are permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower and/or Mortgage Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (g) Borrower shall furnish such security as reasonably may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower, Operating Lessee Pledgor, Operating Lessee and Guarantor which might materially adversely affect Borrower’s, Mortgage Borrower’s, Operating Lessee’s, Operating Lessee Pledgor’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property.

5.1.4 Access to Properties. Borrower shall cause Mortgage Borrower to permit, and cause Operating Lessee to permit, agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Mortgage Borrower’s, Operating Lessee’s, Operating Lessee Pledgor’s, or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge including any Mortgage Loan Default.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which Lender reasonably believes would have a Material Adverse Effect upon the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender to maximize the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of any applicable Net Liquidation Proceeds After Debt Service.

5.1.9 Further Assurances. Borrower shall, or cause Mortgage Borrower to cause Operating Lessee to, at Borrower’s sole cost and expense:

(a) to the extent in Borrower’s possession or reasonably obtainable by Borrower, Mortgage Borrower or Operating Lessee, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith and which are consistent with the terms thereof;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require and which are consistent with the terms thereof; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time and which are consistent with the terms thereof.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has caused Mortgage Borrower to pay all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and GAAP, which for each Individual Property shall be prepared as part of the audited financial statements of Highland Hospitality Corporation, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish and will cause to be furnished to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Highland Hospitality Corporation’s consolidated annual financial statements audited by a “Big Four” accounting firm in accordance with the Uniform System of Accounts and GAAP covering the Properties on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for each of the Properties and a balance sheet for each Individual Property. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Operating Income, Gross Income from Operations and Operating Expenses. Such annual financial statements shall be accompanied by the following for each Individual Property: (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year for each Individual Property, (ii) a review report of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) occupancy statistics for the Properties on a combined basis as well as for each Individual Property, and (iv) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower, Mortgage Borrower, and the Properties being reported upon and that such financial statements have been prepared in accordance with the Uniform System of Accounts and GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar month prior to the occurrence of a Securitization of the Mortgage Loan and on or before forty-five (45) days after the end of each calendar quarter following the Securitization of the Mortgage Loan the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: (i) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (ii) the amount of all operating rent due pursuant to the Operating Lease for the subject month. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days (subject to Borrower’s right to contest in accordance with this Agreement). All calculations of the operating rent due under each Operating Lease shall be subject to verification by Lender.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget for each Fiscal Year shall be subject to Lender’s approval not to be unreasonably withheld (each such Annual Budget, an “Approved Annual Budget”). The Annual Budget for the Fiscal Year 2004 has been approved by Lender as of the Closing Date as the Approved Annual Budget for such Fiscal Year. In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(e) In the event that Borrower or Mortgage Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties, the Collateral, Operating Lessee, Operating Lessee Pledgor, Borrower and Mortgage Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower shall, and shall cause Mortgage Borrower to and to cause Operating Lessee to, continue to engage in the businesses presently conducted by Borrower, Mortgage Borrower and Operating Lessee as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower shall, and shall cause Mortgage Borrower to and to cause Operating Lessee to, qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13 Title to the Properties. Borrower will cause Mortgage Borrower to warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender exercises any or all of its rights or remedies under the Pledge Agreement or any other Loan Documents as and when permitted thereby is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Operating Lessee Pledgor or any of their constituent Persons or an assignment by Borrower or Operating Lessee Pledgor or any of their constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving the particulars of such modification, and (vii) whether any written notice of a Default is then outstanding.

(c) Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not cause or permit Mortgage Borrower to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Mortgage Borrower, Operating Lessee and Operating Lessee Pledgor and the good standing of Guarantor as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower to suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. Any Leases with respect to an Individual Property executed after the date hereof, for more than three thousand (3,000) square feet shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. If (a) Borrower submits to Lender a proposed Lease for which Lender’s consent is required hereunder together with reasonably detailed financial information relating to the tenant under such Lease and such other information as Lender may reasonably request, accompanied by a notice in capitalized, bold faced 14 point type containing the following statement at the top of the first page: “THIS IS A REQUEST FOR LEASE APPROVAL. IF LENDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED LEASE WITHIN TEN (10) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE,” (b) Lender fails to either approve or reject said Lease within such ten (10) Business Day period after receipt of the first notice, and Borrower delivers the Lease to Lender accompanied by a notice in capitalized, bold faced 14 point type containing the following statement at the top of the first page: “THIS IS A SECOND REQUEST FOR LEASE APPROVAL. IF LENDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED LEASE WITHIN FIVE (5) BUSINESS DAYS, SUCH LEASE WILL BE DEEMED APPROVED BY LENDER,” and (c) Lender fails to approve or reject the Lease within such five (5) Business Day period (approval or rejection by notice by facsimile on the same day being acceptable), then the Lease shall be deemed approved by Lender. Upon request, Borrower shall cause Mortgage Borrower to furnish Lender with copies of all executed Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender agrees to enter into a subordination, no disturbance and attornment agreement in such form and substance as is reasonably acceptable to Lender with any tenant (other than the Operating Lessee) whose Lease is in excess of three thousand (3,000) square feet and has been approved by Lender. Borrower shall, and shall cause Mortgage Borrower to cause Operating Lessee to, (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Mortgage Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Lease covering more than three thousand (3,000) square feet will be permitted without the consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed); (iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to enter into a lease of all or substantially all of any Individual Property without Lender’s prior consent.

5.1.21 Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing provided no Event of Default has occurred and is continuing, Lender’s consent shall not be required in connection with (a) any alterations to the Improvements (excluding Decorative Changes) that will not have a Material Adverse Effect, provided that such alterations (i) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (ii) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed One Million Dollars ($1,000,000), or (iii) consist of repair or replacement of (x) parking areas or resurfacing or restriping of parking areas, (y) lighting, or (z) grounds keeping, or (iv) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement; or (b) any Decorative Changes; (c) any Required Repairs made in accordance with Section 7.1 of the Mortgage Loan Agreement; or (d) any Replacements made in accordance with Section 7.3 hereof. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the lesser of four percent (4%) of the Release Amount for the applicable Individual Property or Three Million Dollars ($3,000,000) (the “Threshold Amount”) and such cost will not be paid from amounts on deposit in the Replacement Reserve Fund or the Required Repair Fund, then prior to the commencement of such alterations, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other collateral, credit enhancement or rated securities acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, if any Event of Default shall occur and be continuing, Lender may apply such security from time to time at the option of Lender to pay for such alterations. Provided no Event of Default is then continuing, any security delivered to Lender pursuant to this Section 5.1.21 (less the cost of completing any applicable “punch list” items as reasonably estimated by Lender) shall be returned to Borrower upon the payment in full and lien-free, substantial completion of the alterations for which such security was delivered.

5.1.22 Operation of Properties. (a) Borrower shall cause Mortgage Borrower to cause Operating Lessee to operate the Properties, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Mortgage Borrower to cause Operating Lessee to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. In the event that the Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Mortgage Borrower to cause Operating Lessee to enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable.

(b) Borrower shall, and shall cause Mortgage Borrower to cause Operating Lessee to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement and the Franchise Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto.

5.1.24 Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon the occurrence and during the continuance of an Event of Default and upon any and all the following:

(a) any Default or Mortgage Loan Default;

(b) any default or event of default under any Contractual Obligation of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor that could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting Borrower, or, to the knowledge of Borrower, affecting any of Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, in which the amount involved in each case is $1,000,000 or more and not fully covered by insurance, or in which injunctive or similar relief is sought;

(d) a change in the business, operations, property or financial or other condition or prospects of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor which could reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents.

5.1.25 Special Distributions. On each date on which amounts are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mortgage Borrower Company Agreement to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to Lender on such date.

5.1.26 Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article V of the Mortgage Loan Agreement) unless otherwise consented to in writing by Lender.

5.1.27 Operating Lease. Borrower shall, or shall cause Mortgage Borrower to, (a) cause the hotel located on each Individual Property to be operated pursuant to the Operating Lease; (b) promptly perform and/or observe all of the material covenants, agreements and obligations required to be performed and observed by Mortgage Borrower under the Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (c) promptly notify Lender of any default under the Operating Lease; (d) promptly enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by Operating Lessee under the Operating Lease; and (e) cause Operating Lessee to operate the Properties and conduct its business and operations in accordance with the terms of the Mortgage Loan Agreement as if it were a Borrower thereunder and not allow or permit Operating Lessee to take any of the actions that Mortgage Borrower is prohibited from taking pursuant to the terms of the Mortgage Loan Agreement.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Properties. (a) Borrower shall not, and shall not permit or allow Mortgage Borrower to permit or allow Operating Lessee to, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, or may allow Mortgage Borrower or Operating Lessee to, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) surrender, terminate or cancel the Franchise Agreement; provided, that Borrower may, or may allow Mortgage Borrower or Operating Lessee to, without Lender’s consent, replace the Franchisor so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement; (iii) reduce or consent to the reduction of the term of the Management Agreement or the Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges under the Management Agreement or the Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or the Franchise Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not, and shall not permit or allow Operating Lessee to, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not permit or cause Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or the Collateral or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents or the Mortgage Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee, in each case, without obtaining the prior consent of Lender.

5.2.4 Change in Business. (a) Borrower shall not cause Mortgage Borrower to enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary cause of Mortgage Borrower’s business. Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(b) Borrower shall not cause or permit Mortgage Borrower to permit, allow or otherwise cause Operating Lessee to enter into any line of business other than the operation of the Properties pursuant to the Operating Lease, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

5.2.6 Zoning. Borrower shall not cause Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7 Intentionally Omitted.

5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization.

5.2.9 ERISA. (a) Neither Borrower nor Operating Lessee Pledgor shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) neither Borrower nor Operating Lessee Pledgor is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) neither Borrower nor Operating Lessee Pledgor is subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower and Operating Lessee Pledgor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and Operating Lessee Pledgor is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Each of Borrower and Operating Lessee Pledgor qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning the Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Collateral or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than (A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof and (B) the disposition of equipment and other personal property pursuant to the replacement thereof or otherwise in the ordinary course of operation of the Properties.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) with the exception of the Operating Lease, an agreement by Mortgage Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer: (i) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party or other beneficial interest, and (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or membership interests (as the case may be) in a Restricted Party; provided, however, in the case of each of the foregoing (i) and (ii), (A) no such sales or transfers shall result in the change of voting control in the Restricted Party, (B) as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer, (C) if after giving effect to any such Sale or Pledge, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies, (D) no such Sale or Pledge of any direct ownership interests in Borrower, Mortgage Borrower, Operating Lessee, or Operating Lessee Pledgor shall be permitted, and (E) Borrower, Mortgage Borrower, Operating Lessee, and Operating Lessee Pledgor shall each continue to be a Special Purpose Entity following such Sale or Pledge. In addition, at all times, Guarantor must continue to control Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, and any Affiliated Manager and own, directly or indirectly, at least a one hundred percent (100%) interest in Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, and Affiliated Manager. Lender’s consent or approval shall not be required with respect to (I) the trading or issuance of shares or other securities of Highland Hospitality Corporation on a nationally recognized stock exchange, or (II) the transfer, sale or issuance of operating partnership units or other securities of Guarantor to a Qualified Transferee, provided that such Qualified Transferee or Highland Hospitality Corporation controls Guarantor and owns not less than a thirty percent (30%) interest in Guarantor, or (III) the transfer, sale or issuance of operating partnership units of Guarantor in connection with the merger, reorganization or consolidation of Highland Hospitality Corporation or Guarantor, provided that the surviving entity is a publicly listed company on a nationally recognized exchange and such entity has a net worth greater than the net worth of Highland Hospitality Corporation immediately before such merger, reorganization or consolidation, provided further, that with respect to (II) and (III), (x) as a condition to each such transfer, sale or issuance, Lender shall receive not less than fifteen (15) days prior notice of such proposed transfer, sale or issuance, and (y) if after giving effect to any such transfer, sale or issuance, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies.

(e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(f) Lender may or may not consent to any assumption of the Loan in Lender’s sole discretion.

5.2.11 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, neither Borrower nor Operating Lessee Pledgor shall make any distributions to its members.

5.2.12 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) except as permitted by Lender herein (i) any refinance, defeasance or payment in full of the Mortgage Loan without a contemporaneous payment in full or defeasance of the Loan, (ii) any Transfer of any or all of the Properties or any portion thereof except in connection with a defeasance of the Loan or in accordance with Section 5.2.10 hereof, or (iii) any action in connection with or in furtherance of the foregoing;

(b) creating, incurring, assuming or suffering to exist any additional Liens on any portion of any Individual Property except for Permitted Encumbrances;

(c) any material modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;

(d) the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash; or

(e) the settlement of any claim against Borrower or any of its Affiliates, other than a fully insured third party claim, in any amount greater than $250,000 (in the case of Borrower or Operating Lessee Pledgor) or $1,000,000 (in the case of Mortgage Borrower or Operating Lessee), such consent to be given in the sole discretion of Lender.

5.2.13 Contractual Obligations. Other than the Loan Documents and the Mortgage Borrower Operating Agreement, neither Borrower nor any of its assets shall be subject to any Contractual Obligations that would have a Material Adverse Effect, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, that are incidental to its activities as a regular member of Mortgage Borrower and that will not have a Material Adverse Effect.

5.2.14 Operating Lease. Without Lender’s prior written consent, Borrower shall not cause or permit Mortgage Borrower to (a) surrender, terminate or cancel the Operating Lease; (b) reduce or consent to the reduction of the term of the Operating Lease; (c) increase or consent to the increase of the amount of any charges under the Operating Lease; (d) modify, change, supplement, alter or amend the Operating Lease or waive or release any of Mortgage Borrower’s rights and remedies under the Operating Lease, provided, that an Operating Lease may be amended to reduce the rent payable thereunder if such reduction in rents (i) is consistent with market conditions, (ii) would be agreed to in a comparable arms-length transaction with an unrelated third party, and (iii) provides for rent payable in the aggregate under all Operating Leases of no less than an amount equal to 1.2 times the Debt Service due under the Loan and the debt service due under the Mortgage Loan; or (e) waive, excuse, condone or in any way release or discharge Operating Lessee of or from Operating Lessee’s material obligations, covenants and/or conditions under the Operating Lease.

VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1. Insurance. (a) Borrower shall cause Mortgagor Borrower to maintain at all times during the term of the Loan the Policies required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the Policies described in Sections 6.1(a)(ii), (v), (vii), (viii), (ix) and (x) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the Policies required under Sections 6.1(a)(i), (iii), (iv) and (vi) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required hereunder simultaneously with Mortgage Borrower’s provision of such evidence to Mortgage Lender.

(b) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, provided that Mortgage Lender is not proceeding in taking such action under the Mortgage Loan Agreement. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and shall bear interest at the Default Rate.

Section 6.2. Casualty. If the Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Individual Property (other than work required to be completed by Tenants, under Leases) as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than four percent (4%) of the Release Amount for the related Individual Property (and shall approve the final settlement, which approval shall not be unreasonably withheld, conditioned or delayed) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt in accordance with Section 2.4.4. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the applicable Individual Property (other than work required to be completed by Tenants under Leases) and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4. Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with the Restoration of any Individual Property after a Casualty or Condemnation.

VII. RESERVE FUNDS

Section 7.1. Required Repair Funds. Borrower shall, or shall cause Mortgage Borrower to, perform the Required Repairs in accordance with all of the terms and conditions set forth in Section 7.1 of the Mortgage Loan Agreement.

Section 7.2. Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and

(b) one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, provided, however, Borrower shall have the right to contest the same in good faith in accordance with the terms and conditions of this Agreement. Provided (x) no Event of Default exists, (y) Borrower has not elected to make the Static Cash Deposit, and (z) the amount on deposit in the Tax and Insurance Escrow Fund is sufficient, then (i) Borrower shall not be liable for any late charges or penalties imposed by any Governmental Authority and/or insurance providers as a result of Lender’s failure to make any payments of Taxes and Insurance Premiums required hereunder, and (ii) Lender shall be responsible for the payment of any such amounts. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 and Section 6.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against the next due payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, if Borrower (i) elects upon thirty (30) days written notice to Lender to deposit into the Tax and Insurance Fund the amount reasonably estimated by Lender to be due for Taxes and Insurance Premiums during the immediately succeeding twelve (12) month period (which amount may be reasonably adjusted by Lender from time to time to reflect any increases in the Taxes and Insurance Premiums due in the next twelve (12) month period) (the “Static Cash Deposit”), and (ii) thereafter provides continuing and current evidence reasonably satisfactory to Lender that all Taxes have been paid by Borrower prior to their respective due dates and all Insurance Premiums have been paid by Borrower prior to the expiration of the Policies, then Borrower shall not be required to pay to Lender on each Payment Date the amount otherwise required to be deposited into the Tax and Insurance Escrow Fund.

7.2.1 Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits of Tax and Insurance Escrow Fund under Section 7.2 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to a tax escrow account under the Mortgage Loan, and (b) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Taxes.

Section 7.3. Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date the applicable Replacement Reserve Monthly Deposit to fund the costs of replacements, repairs and maintenance required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.

7.3.2 Disbursements from Replacement Reserve Account. Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrower, and approved by Lender in its reasonable discretion (taking into consideration any applicable requirements and obligations of borrower with respect to the Replacements under the related Management Agreement), no more frequently than once in any thirty (30) day period of no less than $5,000.00 upon delivery by Borrower or Operating Lessee of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the related Individual Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $100,000.00 for which reimbursement is sought.

7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.3.4 Waiver of Replacement Reserve Account. Borrower shall be entitled to a credit against each Replacement Reserve Monthly Deposit under Section 7.3 above in an amount equal to monthly deposits in respect of Replacements made under the Mortgage Loan, provided that Lender receives evidence acceptable to it of the making of such deposits.

Section 7.4. Excess Cash Flow Escrow Fund. Upon the occurrence of a Cash Flow Trigger Event, Borrower shall deposit all Excess Cash Flow in the Cash Management Account, which shall be held as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Escrow Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Escrow Account”. Upon the occurrence of a Cash Flow Trigger Cure and provided that no Event of Default shall have occurred and be continuing, all funds on deposit in the Excess Cash Flow Escrow Account shall be remitted to Borrower. All funds held in the Excess Cash Flow Escrow Fund shall be treated as a “Reserve Fund” for purposes of Section 7.5 hereof. All additional amounts deposited under this Section 7.4 shall be additional security for the repayment of the Debt and if the Excess Cash Flow Escrow Fund is held by Lender pursuant to Section 7.6 hereof may be withdrawn by Lender upon the occurrence of an Event of Default and applied by Lender in such order and priority as Lender may determine.

7.4.1 Waiver of Excess Cash Flow Escrow Account. Borrower shall be relieved of its obligations under Section 7.4 above, provided that (a) Mortgage Borrower is required to and does make the required deposits under Section 7.4 of the Mortgage Loan Agreement and (b) Lender receives evidence reasonably acceptable to it of the making of such deposits.

Section 7.5. Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account and invested in Permitted Investments. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.5. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.6. Transfer of Reserve Funds Under Mortgage Loan. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement which reserves or escrow accounts are also required in accordance with the terms of this Article VII, or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and Reserve Funds that are required hereunder are not required under the new mortgage loan, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Lender in accordance with the terms of this Article VII (and Borrower shall enter into a cash management agreement and a lockbox agreement for the benefit of Lender substantially similar to the Cash Management Agreement and the Lockbox Agreement entered into at the time of the closing of the Mortgage Loan), and, if any letters of credit have been substituted by Mortgage Borrower for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Agreement, then Borrower shall also cause such letters of credit to be transferred to Lender to be held by Lender upon the same terms and provisions as set forth in the Mortgage Loan Agreement.

VIII. DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) subject to Section 2.7.3 hereof, if any of the Taxes or Other Charges are not paid when the same are due and payable, other than Taxes or Other Charges being contested pursuant to Section 5.1.2 hereof;

(iii) if the Policies are not kept in full force and effect, or if certificates satisfactorily evidencing the Policies are not delivered to Lender within ten (10) days after request (provided that, as long as Borrower has not elected to make a Static Cash Deposit, it shall not constitute an Event of Default if Lender fails to pay Insurance Premiums in accordance with Section 7.2 hereof when sufficient funds to make such payments are on deposit in the Tax and Insurance Escrow Fund);

(iv) if Borrower Transfers or otherwise encumbers any portion of the Properties or the Collateral without Lender’s prior consent in violation of the provisions of this Agreement or the Pledge Agreement or any other Loan Document or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, or if Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or

Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof, provided, however, that a breach of any covenant contained in Section 4.1.30 or in Section 5.2 shall not constitute an Event of Default if (A) such breach is inadvertent, immaterial and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after notice thereof from Lender, and (C) with respect to a breach of any covenant contained in Section 4.1.30, within fifteen (15) Business Days of the request of Lender, Borrower delivers to Lender an additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions relating to the Restricted Parties contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xiii) if a material default has occurred and continues beyond any applicable cure period under the Franchise Agreement if such default permits the Franchisor to terminate or cancel the Franchise Agreement;

(xiv) if Mortgage Borrower ceases to do business as a hotel at the Properties or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent Restoration of any Individual Property following a Casualty or Condemnation);

(xv) if (A) a material default has occurred and continues beyond any applicable cure period under the Operating Lease, (B) the Operating Lease is amended, modified or terminated in violation of the terms of this Agreement, or (C) Mortgage Borrower fails to enforce the material terms and provisions of each Operating Lease;

(xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xvii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Collateral;

(xviii) if the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest or any portion of the Collateral is Transferred without Lender’s prior written consent; or

(xix) a Mortgage Loan Default shall occur.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the State or States where any of the

Collateral is located, against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the portion of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Borrower shall cause Mortgage Borrower to permit Lender to enter upon the Properties for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Properties for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.2, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

(f) Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Company Agreement (a) to cure a Mortgage Loan Default, and (b) to satisfy any Liens, claims or judgments against any Individual Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s sole satisfaction. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or satisfying any Liens, claims or judgments against any Individual Property.

(g) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(h) For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section 8.2, Borrower hereby irrevocably constitutes and appoints the Lender its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this subsection in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

IX. SPECIAL PROVISIONS

Section 9.1. Sale of Notes and Securitization. Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide or cause Mortgage Borrower to provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information;

(b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor and Guarantor, the Operating Lease and the Loan Documents, which updated opinions shall be consistent with those opinions of counsel delivered as of the Closing Date, and (ii) if required by any Rating Agency, revised organizational documents for Borrower, which counsel opinions and

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be substantially in the form used in connection with the closing of the Loan and if not, then reasonably satisfactory to the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Collateral, Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, the Operating Lease and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, to the extent of the representations and warranties made in the Loan Documents;

(f) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization (provided that, no such amendments shall increase the obligations of Borrower or Guarantor or reduce the rights of Borrower or Guarantor under the Loan Documents);

(g) if requested by Lender, review any information regarding the Properties, Borrower, Mortgage Borrower, Operating Lessee, Operating Lessee Pledgor, Manager, the Collateral, the Mortgage Loan and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h) supply to Lender such documentation, financial statements and reports concerning Borrower, Mortgage Borrower, Guarantor, Operating Lessee, Operating Lessee Pledgor, the Loan, the Mortgage Loan and/or any Individual Property in form and substance required in order to comply with any applicable securities laws.

Borrower shall not be responsible for any costs and expenses incurred by Lender in connection with a Securitization of the Loan (including, without limitation, the fees and expenses of the Rating Agencies). Borrower shall be responsible for all costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Article IX hereof.

9.1.2 Loan Components; Mezzanine Loans. (a) Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note and other Loan Documents, as reasonably required, to reflect multiple components of the Loan and such new notes or modified note shall at all times shall have the same initial weighted average coupon as the original note (except following an Event of Default or any prepayment of the Loan pursuant to Section 2.4.2 hereof), but such new notes or modified note may subsequently change the interest rate and apply principal, interest rates and amortization of the Loan between the components in a manner specified by Lender in its sole discretion, and modify the Mezzanine Cash Management Agreement (if any) with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; provided, that, except as expressly set forth in this Section 9.1.2, none of the foregoing actions shall have an adverse affect on Borrower or effect any of the rights or obligations of Borrower or Guarantor under the Loan Documents in any adverse respect.

(b) Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that after the Closing Date, Lender shall have the right to establish different interest rates and to reallocate the amortization and principal balances (including, without limitation, the reallocation of the Release Amounts on a pro rata basis) of the Loan and the Mortgage Loan between each other and to require the payment of the Loan and the Mortgage Loan in such order of priority as may be designated by Lender in its sole discretion; provided, that (i) in no event shall the initial weighted average spread of the Loan and the Mortgage Loan following any such reallocation or modification change from the initial weighted average spread in effect immediately preceding such reallocation or modification (except in connection with a prepayment of the Loan in accordance with Section 2.4.2 hereof or a prepayment of the Mortgage Loan pursuant to Section 2.4.2 of the Mortgage Loan Agreement or following an Event of Default or a Mortgage Loan Default), but, provided, further, that such modifications may subsequently change the weighted average spread and apply principal, interest rates and amortization between the Loan and the Mortgage Loan in a manner specified by Lender in its sole discretion; provided, that, except as expressly set forth in this Section 9.1.2, none of the foregoing actions shall have an adverse affect on Borrower, Mortgage Borrower or Guarantor or effect any of the rights or obligations of Borrower under the Loan Documents or Mortgage Borrower under the Mortgage Loan Documents in any adverse respect.

Section 9.2. Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Provided Information included within the sections of the Disclosure Documents entitled “Risk Factors,” “Special Considerations,” “Description of the Collateral,” “Description of the Mezzanine Loan,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mezzanine Loan,” and (B) such sections and such other information in the

Disclosure Documents (to the extent such information relates to or includes any Provided Information) (the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) indemnifying Lender, JPMorgan (whether or not it is the Lender), any Affiliate of JPMorgan that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of JPMorgan that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, however, that Borrower shall not be liable for any omission of a material fact if information containing such material fact is provided in writing to Lender and designated by Borrower in writing for inclusion in a Disclosure Document but is not actually included in such Disclosure Document.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying

Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of JPMorgan (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given JPMorgan reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3. Intentionally Omitted.

Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 9.4 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Pledge Agreement; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignments of Leases;

(f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Collateral; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Mortgage Borrower, Operating Lessee Pledgor, Operating Lessee, or any Guarantor in connection with the Loan;

(ii) the willful misconduct of Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee in connection with the Loan;

(iii) the misappropriation or conversion by Borrower, Mortgage Borrower, Operating Lessee or Operating Lessee Pledgor of (A) any Net Liquidation Proceeds or Insurance Proceeds, (B) any Awards received in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents received during the continuance of an Event of Default, (D) any Rents paid more than one (1) month in advance or (E) any distribution or other payments made in connection with any part of the Collateral;

(iv) the misappropriation or conversion by Borrower, Mortgage Borrower, Operating Lessee or Operating Lessee Pledgor of any security deposits, advance deposits or any other deposits collected with respect to the Properties which are not delivered to Lender upon a foreclosure of any Individual Property or action in lieu thereof, except to the extent any such deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(v) if Borrower, Mortgage Borrower, Operating Lessee or Operating Lessee Pledgor fails to maintain its status as a Special Purpose Entity as required by and in accordance with the terms and provisions of this Agreement or the Mortgage; or

(vi) if Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee fails to obtain Lender’s prior written consent to (A) any voluntary transfer of any Individual Property or (B) direct or indirect transfer in Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee in each case as required by the terms of the Loan Documents.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event of: (i) Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, unless there are no legitimate grounds for contesting such petition (in which case an answer consenting otherwise acquiescing in or joining in any involuntary petition will not cause recourse liability under this Section 9.4), or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iii) Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee or any portion of any Individual Property or the Collateral; or (iv) Borrower, Mortgage Borrower, Operating Lessee Pledgor or Operating Lessee making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability generally to pay its debts as they become due.

Section 9.5. Matters Concerning Manager. If (a) Manager shall become bankrupt or insolvent, or (b) a material default by Manager occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, cause Mortgage Borrower to cause Operating Lessee to terminate the Management Agreement and replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

Section 9.6. Matters Concerning Franchisor. If (a) Franchisor shall become bankrupt or insolvent, or (b) a material default occurs under the Franchise Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, cause Mortgage Borrower to cause Operating Lessee to terminate the Franchise Agreement and replace the Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement, it being understood and agreed that the franchise fee for such replacement franchisor shall not exceed then prevailing market rates.

Section 9.7. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any fees or any other initial or ongoing costs relating to or arising under the Servicing Agreement.

X. MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3. Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE COLLATERAL IS LOCATED OR AS OTHERWISE DETERMINED BY APPLICABLE LAW, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

HOGAN & HARTSON L.L.P.

875 THIRD AVENUE

NEW YORK, NEW YORK 10022

ATTN: ALAN SCHACTER

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank
c/o ARCap Servicing, Inc.
5605 N. MacArthur Blvd. Suite 950
Irving, Texas 75038
Attention: Clyde Greenhouse – Director of Administration
Facsimile No.: (972) 580-3888

with a copy to:	Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	Highland Hospitality Corporation
8405 Greensboro Drive, Suite 500
McLean, Virginia 22102
Attention: General Counsel
Facsimile No.: (703) 336-4910

With a copy to:	Highland Hospitality Corporation
8405 Greensboro Drive, Suite 500
McLean, Virginia 22102
Attention: Chief Financial Officer
Facsimile No.: (703) 336-4905

A notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7. Trial by Jury.

LENDER AND BORROWER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE PARTIES ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and, except as otherwise set forth in Section 9.1 hereof, the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) except as otherwise expressly provided in this Agreement, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, Title Insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses reasonably incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency (after the Loan has been included in a Securitization) in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. Except as may be required by applicable Legal Requirements, all news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan, or any of their Affiliates shall be subject to the prior approval of Lender.

Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Each of Lender and Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each of Lender and Borrower hereby agrees to indemnify, defend and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender, as the case may be, in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, that certain Loan Commitment dated June 24, 2004 (as amended) between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.24. Certain Additional Rights of Lender. Notwithstanding anything which may be contained in this Agreement to the contrary, Lender shall have:

(a) the right to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur at Lender’s request on a regular basis (no more frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Properties)

(d) the right, in accordance with the terms of this Agreement, as described in Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

HH FP PORTFOLIO HOLDING LLC, a
Delaware limited liability company

By:	/s/ Tracy M.J. Colden
Name:	Tracy M.J. Colden
Title:	Vice President

JPMORGAN CHASE BANK, a New York
banking corporation

By:	/s/ Thomas Cosenza
Name:	Thomas M. Cosenza
Title:	Vice President

SCHEDULE I

(Properties - Release Amounts)

Property Name	Location	Mezzanine Release Amount
Crowne Plaza Ravinia	Atlanta, GA	$6,980,000

Hilton Parsippany	Parsippany, NJ	$8,230,000

Hyatt - Wind Watch	Hauppauge, NY	$5,440,000

Tremont - Boston	Boston, MA	$4,350,000

		$25,000,000

SCH. I-1

SCHEDULE II

(Organizational Structure)

SCH. II-1

SCHEDULE III

(Rent Roll)

Property Name	Lease
Crowne Plaza Ravinia	LaGrotta at Ravinia, Inc.

Hilton Parsippany	Ruth’s Chris Steakhouse #35, L.P.

Tremont - Boston	The Boston LECO Corp. d/b/a NYC Jukebox

Tremont – Boston	Ladco Management Company Inc. Management Agreement

Tremont - Boston	Boston Ballroom Corporation

SCH. III-1

SCHEDULE IV

(Franchise Agreements)

SCH. IV-1

SCHEDULE V

(Management Agreements)

SCH. V-1

SCHEDULE VI

(Subordination of Management Agreements)

SCH. VI-1

SCHEDULE VII

(Lockbox Agreements)

Three-Party Springing Blocked Account Service Agreement among Borrower, Operating Lessee, Lender, and Fleet National Bank.

[Lockbox Agreement] among Borrower, Operating Lessee, Lender, and [Bank of America, N.A.]

[Lockbox Agreement] among Borrower, Operating Lessee, Lender, and [JPMorgan Chase Bank]

SCH. VI-1